Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sprint Nextel Corporation:
We consent to the use of our report dated March 7, 2006, except as to Note 26, which is as of March 30, 2006, with respect to the consolidated balance sheets of Sprint Nextel Corporation, formerly known as Sprint Corporation, and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income (loss), cash flows, shareholders’ equity, and the related financial statement schedule, for the years ended December 31, 2005 and 2004, and our report dated March 7, 2006, with respect to management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, which appear in the annual report on Form 10-K/A of Sprint Nextel Corporation, incorporated herein by reference, and to the reference to our firm under the headings “Selected Historical Financial Data of Sprint Nextel” and “Experts” in the prospectus.
Our report on the consolidated financial statements and related financial statement schedule refers to the adoption of the provisions of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.
/s/ KPMG LLP
McLean, Virginia
August 7, 2006